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                                                                   EXHIBIT 10.18

            SUMMARY OF THE COMPENSATION OF NON-EMPLOYEE DIRECTORS OF
                              ENERGY PARTNERS, LTD.

         Set forth below is a summary of the compensation provided to directors who are not officers or employees of the company ("Non-Employee Directors"). Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors.

Retainers and Meeting Fees:

o Board Retainer: Each Non-Employee Director receives an annual retainer of $27,500 and meeting fees of $1,000 for each meeting of the Board of Directors or any Committee of the Board of Directors.

o Committee Retainers: The Chairman of the Audit Committee receives an annual retainer of $15,000 and the Chairman of each other Committee of the Board of Directors receives an annual retainer of $10,000. Each member of the Audit Committee (other than the Chairman) receives an annual retainer of $5,000.

o Form of Payment: Retainer fees are paid in shares of Common Stock (valued at fair market value); provided, however, that a director may elect to receive up to 50% of such retainer fees in cash. Meeting fees are paid in cash.

o Deferral Election: Directors may defer all or a portion of their retainer and meeting fees, at the election of each director.

Reimbursement of Expenses: Directors are reimbursed for their reasonable expenses in connection with attending Board of Director meetings and other Company events.

Stock Option Grants: The Company's 2000 Stock Option Plan for Non-Employee Directors provides for automatic grants of stock options to members of the Board of Directors who are not employees of the Company or any subsidiary. An initial grant of a stock option to purchase 4,000 shares of our Common Stock was made to each non-employee director upon consummation of our initial public offering. An initial grant of a stock option to purchase 2,000 shares will also be made to each person who becomes a non-employee director after the effective date upon his or her initial election or appointment. After the initial grant, each non-employee director will receive an additional grant of a stock option to purchase 4,000 shares of our Common Stock immediately following each annual meeting. All stock options granted under the plan will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the committee appointed to administer the plan), will be fully vested and immediately exercisable and will expire on the earlier of (i) ten years from the date of grant or (ii) 36 months after the optionee ceases to be a director for any reason. The total number of shares of our Common Stock that may be issued under the plan is 250,000, subject to adjustment in the case of certain corporate transactions and events.